Exhibit 10.5

TERMINATION OF EMPLOYMENT AGREEMENT & FULL, FINAL AND ABSOLUTE MUTUAL RELEASE BETWEEN AMIH AND ALEJANDRO RODRIGUEZ

FOR AND IN CONSIDERATION of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all Parties, the Parties agree, and covenant as follows. This Termination of Employment Agreement & Full, Final and Absolute Mutual Release (hereinafter the “Agreement”) is entered by and between American International Holdings Corporation, together with its Affiliates (hereinafter referred to as the “AMIH”) and you, former employee and contractor, Mr. Alejandro Rodriguez (hereinafter referred to as “Rodriguez”). Individually, each of these may be referred to as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, The Parties currently have an Employer/Employee relationship and desire to terminate this previously executed agreement in accordance with the terms defined herein; AND

WHEREAS, The Parties desire to settle, resolve, and release all disputes or potential disputes or causes of action which either Party has or could have asserted against the other Party; NOW

THEREFORE, in consideration of the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. BACKGROUND

The Parties are presently bound to that certain Executive Employment Agreement and the various supplemental side letter agreements, including but not limited to Exhibit 1, Exhibit 2, Exhibit 3, Exhibit 4 and the “At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement” that was executed on January 21st, 2021; hereinafter, these shall collective be referred to as the “Employment Contract” and is provided herein as Schedule A. With this Agreement, the Parties will terminate the Employment Contract in its entirety.

2. TERMINATION

By this Agreement and from its Effective Date, the Parties mutually agree to terminate the Employment Contract and to cancel and nullify any of the pre, during or post-termination obligations defined in the Employment Contract, including but not limited to any non-competition obligations, non-solicitation obligations and/or ownership of any work product that was created by Rodriguez during the term of the Employment Contract.

Furthermore, the Parties acknowledge by this Agreement that the consideration provided and received by each other is fair, just and reasonable and that no further consideration, compensation or obligation will be due, payable or owing with regard to the Employment Contract as of the execution date of this Agreement. Accordingly, the Parties release each other from any and all claims, causes of action, demands and liabilities of whatever nature which either Party may have had in the past, has now or may have in the future arising from or related to the Employment Contract.

3. NO ADMISSION OF WRONGDOING

It is understood and expressly agreed that this Agreement does not constitute, and shall not be construed to constitute, an admission by either Party, or by any of its present or past employees, officers, directors, or shareholders of any wrongdoing or liability whatsoever. It is expressly understood and agreed that this Agreement is made solely for the purposes of avoiding the delay and expense of protracted litigation.

4. CONSIDERATION

In consideration of the covenants and release in this Agreement, AMIH agrees to grant to Rodriguez the right and opportunity to purchase AMIH’s portfolio entity known as Epiq MD, Inc. on certain already agreed-upon terms defined by the Parties in subsequent binding documents, including but not limited to Schedule B.

5. MUTUAL RELEASE

A)	Rodriguez, on behalf of itself and on behalf of any of its affiliates, subsidiaries, related parties, parent entities, predecessors, spouses or spousal equivalents, estate, successors and assigns, employees, directors, and shareholders, hereby fully, finally and forever releases and discharges AMIH, its officers, directors, employees, shareholders and Affiliates from any and all claims, causes of action, lawsuits, liabilities, debts, damages, and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Rodriguez ever had or may presently have against AMIH from the beginning of time up to and including the date of this Agreement under any sale, contract, agreement, federal, state or local statute, regulation, ordinance, order or common law doctrine or rule.

B)	AMIH hereby fully, finally and forever releases and discharges Rodriguez from any and all claims, causes of action, lawsuits, liabilities, debts, damages, and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which AMIH ever had or may presently have against Rodriguez from the beginning of time up to and including the date of this Agreement under any sale, contract, agreement, federal, state or local statute, regulation, ordinance, order or common law doctrine or rule.

6. MUTUAL NON-DISPARAGEMENT

AMIH, together with its Affiliates will not disparage Rodriguez or Rodriguez’s performance or otherwise take any action which could reasonably be expected to adversely affect Rodriguez’s personal or professional reputation. Similarly, Rodriguez will not disparage AMIH or any of its directors, officers, agents or executives or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of AMIH or any of its directors, officers, agents or employees.

7. MISCELLANEOUS PROVISIONS

A)	Governing Law & Venue. This Agreement shall be construed under the laws of the State of Texas and adjudicated in the courts of Denton County.

B)	Amendment. No change, amendment or modification of this Agreement shall be valid or binding upon the Parties unless in writing and duly executed by the Parties.

C)	Captions and Construction. The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of intent of this Agreement. Words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders.

D)	Confidentiality. The Parties acknowledge that this Agreement and the terms and obligations within it are to be held in the strictest confidence and are not to be disclosed to any third parties with the exception of each Party’s legal counsel, spouse and/or respective financial planner or accountant.

E)	Affiliates. For purposes of this Agreement, the term “Affiliates” shall mean any and all of the portfolio entities wherein AMIH owns at least 51% or more of the either common shares, voting shares, preferred shares and/or control of the board of directors as of the Effective Date of this Agreement. Towards avoiding any confusion, this means the entity known as Epiq MD, Inc., currently owned and controlled by AMIH.

F)	Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other.

G)	No Assignment. This Agreement is not assignable in whole or in part by the Parties, without the prior written consent of either Party, which may not be unreasonably withheld.

H)	Merger. This Agreement contains the entire understanding of the Parties and replaces and supersedes all previous contracts and agreements, written or oral, relating to this Agreement or the subject matter of this Agreement. There are no other oral understandings, terms or conditions, and neither Party has relied upon any representation, express or implied, not contained in this Agreement.

I)	Third-Party Work Product. AMIH acknowledges and agrees that any work produced by other employees or contracts for Epiq MD, Inc. shall belong to Epiq MD, Inc. as part of its existing assets. This shall include but not limited to brand and imaging assets, software developed, digital and technical items, websites, brochures, copy, videos, training materials or any other related items.

J)	Severability. Any provision or portion of this Agreement that is declared invalid will not affect the validity of any other provision or portion of a provision of this Agreement.

K)	Successors and Assigns. This Agreement, and all obligations hereunder, shall be binding upon and shall inure to the benefit of the Parties hereto, and their respective legal representatives, predecessors, successors and/or assigns. Nothing in this Agreement, whether expressed or implied, is intended to confer upon any person other than the Parties hereto and their respective representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

8. EXECUTION AND ENFORCEABILITY

This Agreement may be signed in counterparts which, when taken together, shall be deemed as one and the same document. A facsimile signature or via email attachment in pdf format shall be conclusive evidence of each Party’s agreement hereto. Each Party warrants and represents to the other that (a) its execution of this Agreement has been duly authorized by all necessary corporate action of such Party, and (b) it has all requisite legal rights necessary to grant the other Party all releases and covenants not to assert or sue granted to the other Party as set forth above.

IN WITNESS WHEREOF, and in agreement herewith, each of the Parties have executed this Agreement to be effective as of the day and year first stated above.

Rodriguez	American International Holdings, Corp. AMIH

Mr. Alejandro Rodriguez	Mr. Jacob Cohen, CEO & Chairman
Effective Date: 6/30/2022	Effective Date: 6/30/2022

SCHEDULE A

Copy of Previously Executed Employment Contract

SCHEDULE B

Copy of Previously Executed Term Sheet to Acquire Epiq MD, Inc.